Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this March 31, 2023 (the “Effective Date”), is entered into by uniQure, Inc., a Delaware corporation with its principal place of business at 113 Hartwell Ave., Lexington, Massachusetts, 02421 (the “Company”), and Alex Kuta, an individual residing at [REDACTED] (the “Consultant” or the “Regulatory Consultant”).

INTRODUCTION

WHEREAS, Consultant has served as the Company’s Chief Regulatory officer until his retirement as of the Effective Date of this Agreement; and

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide transition services to the Company to assist with the transition of the Company following Consultant’s retirement;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services. The Consultant shall have the title “Regulatory Consultant” and agrees to perform such advisory and related services related to the Company’s regulatory affairs and to the transition of the organization of the Company following the retirement of Consultant, as may reasonably be requested from time to time by the Company (the “Services”).
2.Term.

2.1This Agreement shall commence effective as of the close of business on the date hereof (the “Effective Date”) and shall expire at the close of business on March 31, 2024, unless sooner terminated in accordance with the provisions of Section 3 (the “Term”).

2.2As of the close of business on the Effective Date, Consultant has resigned his employment with Company, including any and all roles as an employee, officer and director of Company and each of Company’s affiliates, and his employment agreement dated on or about August 20, 2019 is terminated, subject to any provisions that survive termination.

3.Termination. Either party may, without prejudice to any right or remedy it may have due to any failure of the other party to perform its obligations under this Agreement, terminate this Agreement upon written notice to the other party. In the event of such termination, the Consultant shall be entitled to payment hereunder and for expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of all claims of the Consultant of every description against the Company.

4.Compensation.

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March 31, 2023

4.1Consideration.

(a)Consulting Fees. The Company shall pay to the Consultant consulting fees of fifteen thousand dollars ($15,000) per month (one hundred eighty thousand dollars ($180,000) total), which Company may pay in weekly installments of $3,461.54 or pursuant to another equivalent payment schedule. Payment shall be made by means reasonably determined by Company in its sole discretion and are subject to the termination provisions of Section 3. The parties represent and warrant that, to the best of their knowledge, the compensation constitutes fair market value for the Services.

(b)Treatment of Existing Equity Awards. This Agreement is intended to be effective immediately upon termination of the Consultant’s Employment Agreement dated on or about August 20, 2019 such that the Consultant’s contractual relationship with the Company is continuous and Consultant remains eligible to participate in the 2014 Share Incentive Plan of uniQure N.V., including continued vesting of any equity awards or grants in effect as of the Effective Date.

(c)Health Insurance. Provided Consultant is eligible and elects to continue receiving group medical and/or dental insurance pursuant to the federal “COBRA” law following the Effective Date, Company shall pay the cost of such coverage for Consultant and his spouse for the period from April 1, 2023 through March 31, 2024.

4.2Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant and approved by the Company in connection with, or related to, the performance of his or her services pursuant to this Agreement, subject to the receipt of copies of invoices or receipts therefor for reasonable meals, accommodations, and travel expenses, including economy class airfare, and first-class train ticket. The Consultant shall submit to the Company an itemized statement, in a form satisfactory to the Company, of such expenses incurred in relation to the performance of the Services. The Company shall pay the Consultant the amount shown on such statement within 30 days after receipt thereof. All expenses shall be submitted and paid in accordance with the Company’s travel and expense policies, which may be amended from time to time in the Company’s sole discretion.

4.3Benefits and Taxes. The Consultant shall not be entitled to any benefits, coverages, or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

5.Cooperation. The Consultant shall use his or her best efforts in the performance of his or her obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required to permit the Consultant to perform his or her obligations hereunder. The Consultant agrees to declare in an appropriate way that he or she is a consultant to the Company whenever he or she writes or speaks in public about the Company or on any issue relating to the Company.

6.Proprietary Information and Personal Data.

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6.1Proprietary Information.

(a)The Consultant acknowledges that his or her relationship with the Company is one of high trust and confidence and that during his or her service to the Company he will have access to and contact with Proprietary Information. The Consultant agrees that he or she will not, during the Term or at any time, thereafter, disclose to others, or use for his or her benefit or the benefit of others, any Proprietary Information.

(b)For purposes of this Agreement, Proprietary Information shall mean, confidential, non-public and or proprietary business, clinical, technical and other information owned by or in the possession, custody or control of Company, including, without limitation, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, clinical data, technical data, assays, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his or her service as a consultant to the Company. Company shall own any intellectual property generated using the Proprietary Information of Company.

(c)The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board of Directors of the Company, (iv ) was known to Consultant before the consulting services were performed, or (v) Consultant is required to disclose by law, government regulation, or court order.

(d)The Consultant represents that his or her retention as a consultant with the Company and his or her performance under this Agreement does not, and shall not, breach any agreement that obligates him or her to keep in confidence any trade secrets or confidential or proprietary information of his or her or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(e)Despite any obligation to protect Company’s Proprietary Information, this Agreement places no restrictions on the Consultant’s freedom to disclose to anyone (including but not limited to patients and employers) the existence or terms of this Agreement, of the type of services Consultant performs for Company, or the amount of compensation that Consultant receives under this Agreement. This provision, Section 6, shall survive termination or expiration of this Agreement for a period of seven (7) years.

6.2Personal Data

(a)Company processes the following personal data of its contractual partners: name, field of expertise, BIG registration number, place of work, total compensation

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paid under this Agreement, hourly rate, past experience of the Company with Consultant. These personal data will be processed for administrative, statistical, information and marketing purposes in accordance with the applicable legal provisions on data protection. Personal data of its contractual partners are used exclusively for these purposes by the Company, its members of the uniQure group and their employees. The use includes the transfer of data to other entities of the Company thereby including those companies which are located outside of the EEA where the legal protection of personal data may not be the same as in the Netherlands. Consultant consents to the onward transfer and use of the Consultant’s personal data to other entities of the uniQure group of companies located in the United States of America. Consultant is free to withdraw his consent at any time. With respect to his personal data, Consultant always has the right to access his personal data, and, in the event the data are incorrect or irrelevant considering the purposes of processing, the right to request correction, removal or blocking thereof as well as the right to raise objections against a processing of those data. Requests may be submitted to uniQure biopharma B.V., attn. Legal Counsel, Paasheuvelweg 25A, 1105 BP, Amsterdam.

(b)In case the Services allow the Consultant access to data as defined in the applicable data protection legislation (“personal data”), the Consultant shall at all times:

●	collect and process personal data in accordance with the provisions of this Agreement or as otherwise instructed by Company from time to time;
●	ensure that any personal data relating to individuals other than the categories of data specified in the specifications of the Services will not be collected;
●	collect and process personal data solely for the purposes of the Services and in the manner specified in the specifications of the Services and not further to process such data in any other manner;
●	collect and process personal data fairly and lawfully;
●	not disclose personal data to any third party without the prior permission in writing of the Company, or where such disclosure is required by any local law, regulation or supervisory authority in which case Consultant will, wherever possible, notify the Company prior to complying with any such request for disclosure and shall comply with all reasonable directions of the Company with respect to such disclosure;
●	ensure that all personal data are accurate and, where necessary, kept up to date and use best efforts to ensure that trial data which are inaccurate or incomplete are erased or rectified;
●	comply with all written instructions issued by the Company to de-identify the personal data from time to time;
●	ensure that the Company is notified promptly (and in any event within five days of receipt) of any communication received from a subject relating to subject access rights; and
●	ensure that the technical and organizational measures specified in the specifications of the Services are taken to protect personal data against accidental or unlawful destruction or accidental loss or damage, alteration,

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unauthorized disclosure, or access and against all other unauthorized disclosure or access and against all other unauthorized or unlawful forms of processing.

●	Assist Company in complying with any applicable security breach notification duties and shall report any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data transmitted, stored, or otherwise processed to the applicable authority without Company’s prior written approval.

7.Representations.

7.1The Company and Consultant declare that this Agreement is in no way associated with any business or sales activities between the parties hereto and, in particular, Consultant is by no means obligated to prescribe, recommend, or purchase any goods from the Company.

7.2The Consultant represents and warrants that the performance of Services pursuant to this Agreement does not represent an infringement of his or her employment obligations and that it is in accordance with the statutory and internal regulations of his or her employer and all other statutory or other regulations. In the event of a conflict or potential conflict, the Consultant must disclose any actual or potential conflict to Company, and the parties will reasonably cooperate to resolve any such conflict. If either party reasonably believes that the conflict cannot be resolved, that party may terminate this Agreement, and no further services shall be performed.

7.3The Consultant will perform the Services in accordance with generally accepted professional standards as well as standards designated by the Company. The Consultant shall perform all work performed as part of the contractual relationship with the Company in a manner consistent with all applicable laws, regulations and standards including all applicable anti-bribery and antitrust laws. The Consultant has not made or provided, and will not make or provide, any payment or benefit, directly or indirectly, to government officials, customers, business partners, healthcare professionals or any other person to secure an improper benefit or unfair business advantage, affect private or official decision-making, affect prescription behavior, or induce someone to breach professional duties or standards.

7.4The Consultant will immediately report to the Company in writing any suspected or detected violation of the above principles in connection with the Company’s business and, in such cases, will cooperate fully with the Company in reviewing the matter. If the Company believes, in good faith, that the Consultant has violated any of the above principles, the Company shall have the unilateral right to terminate the contractual relationship with immediate effect.

7.5The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his or her consultancy with the Company, to refrain from

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competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that his or her performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or any other party.

7.6Consultant hereby acknowledges that it, and any of its representatives, if applicable, will have access to material non-public information concerning the Company. Consultant acknowledges that he, and any of his or her representatives, if applicable, are aware, that the United States or other applicable securities laws prohibit any person, who has received from an issuer material non-public information relating to an issuer of securities, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.Intellectual Property Rights. Consultant's rights, title and interest in inventions, discoveries and developments conceived or reduced to practice in the performance of Company funded consulting services made by Consultant (including any of its employees, agents, or representatives) whether solely or jointly with Company employees, agents or representatives (“Inventions”) shall be immediately assigned to Company, and, to the extent not immediately assigned, shall be assigned in writing promptly upon the request of Company.

9.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses, including electronic mail addresses, as either party shall designate to the other in accordance with this Section 9. Additionally, a copy of all notices shall be sent to the Company at [REDACTED].

10.Use of Name. Neither party shall use the name of the other party, nor any variation thereon, nor adaptation thereof may be used in any advertising, promotional sales literature, or other publicity without the prior written approval of the party whose name is to be used.

11.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, provided, however, that this Agreement does not alter the surviving obligations of Consultants’ Employment Agreement or his Confidentiality,

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March 31, 2023

Developments, and Restrictive Covenants Agreement each dated on or about August 20, 2019 and further provided that this Agreement does not alter the terms of any equity award or grant to Consultant from Company or any affiliate of Company on or before the Effective Date.

13.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Netherlands, without giving effect to the conflict or choice of law provisions thereof.

15.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged, or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him or her.

16.Delegation and Assignment. The Consultant acknowledges that it is prohibited from subcontracting, delegating, or assigning any of its rights or obligations under this Agreement without the Company’s prior written consent. In case of subcontracting, the Consultant shall enter into a written agreement with the subcontractor containing terms that are similar to and at least as stringent as the terms of this Agreement. The Company may assign its rights or obligations under this Agreement to a third party provided it will cause such party to be bound to the terms of this Agreement.

17.Remedies. The Consultant acknowledges that any breach of the provisions of Section 6 of this Agreement may result in serious and irreparable injury to the Company for which the Company may not be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company may be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law).

18.Miscellaneous.

18.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

18.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

18.3In the event that any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. Parties shall negotiate on a provision that comes closest to the desired purpose of the illegal, invalid, or unenforceable provision.

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March 31, 2023

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

uniQure, Inc.

By:	/s/ Matt Kapusta
Matt Kapusta
Chief Executive Officer

Consultant

By:	/s/ Alex Kuta
Alex Kuta
Consultant